Exhibit 99.1

Republic Services, Inc. Appoints Katharine Weymouth

to its Board of Directors

PHOENIX (October 1, 2018) – Republic Services, Inc. (NYSE: RSG) today announced that Katharine Weymouth has been appointed to its Board of Directors. Weymouth is an accomplished executive with experience spanning several industries. Her appointment brings the Board of Directors to a total of 12. She will serve on the Audit Committee as well as the Management Development & Compensation Committee.

Weymouth, 52, is CEO of dineXpert, a group buying organization working with independent restaurants. Previously, she held numerous leadership positions at The Washington Post, including Publisher and Chief Executive Officer from 2008 through 2014. Earlier at the Post she was involved in all elements of the advertising department, and served as Vice President of Advertising. She also worked in the company’s legal office, handling digital and print responsibilities, after working as a litigator in private practice. Weymouth earned a Bachelor of Arts degree magna cum laude from Harvard College and graduated from Stanford Law School. She currently serves on a number of public and private boards, including Graham Holdings, Cable One, the Philip L. Graham Fund, the Greater Washington Community Foundation and the DC Economic Club.

“Katharine led the transformation of an internationally recognized media brand, taking it from a predominantly print newspaper business to a 24-hour, digital content business. Her expertise in leveraging a broad base of digital platforms to reach consumers and innovating through a startup business will add tremendous value to our Board,” said President and Chief Executive Officer Donald W. Slager. “We believe Katharine’s deep understanding of how customers access and consume information, as well as her current role as CEO, will serve us well as we continue to develop our digital platform and enhance the Republic Services customer experience.”

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make responsive waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at republicservices.com. “Like” Republic on Facebook at Facebook.com/RepublicServices and follow on Twitter @RepublicService and Instagram @republic services.

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Media Inquiries	Investor Inquiries
Donna Egan	Nicole Giandinoto
Media@RepublicServices.com	Investor@RepublicServices.com
(480) 757-9748	(480) 627-7098